As filed with the Securities and Exchange Commission on November 16, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Wireless Ronin Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1967918 (I.R.S. Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address, including Zip Code, of Principal Executive Offices)

WIRELESS RONIN TECHNOLOGIES, INC. AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN
WIRELESS RONIN TECHNOLOGIES, INC. 2007 ASSOCIATE STOCK PURCHASE PLAN
(Full Title of the Plans)

JOHN A. WITHAM	Copies to:
Executive Vice President and Chief Financial Officer
Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(952) 564-3500
(Name, address, including zip code,
and telephone number, including
area code, of Agent for Service)	AVRON L. GORDON, ESQ. BRETT D. ANDERSON, ESQ. Briggs and Morgan, P.A. 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount
	Amount To	Maximum	Maximum	of
	Be	Offering Price	Aggregate	Registration
Title of Each Class of Securities To Be Registered	Registered (1)	Per Share (2)	Offering Price	Fee
Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan Common stock (par value $0.01 per share)	750,000	$2.94	$2,205,000.00	$67.69
Wireless Ronin Technologies, Inc. 2007 Associate Stock Purchase Plan Common stock (par value $0.01 per share)	300,000	$2.94	$882,000.00	$27.08

(1)	This registration statement also covers any additional shares of common stock which become issuable under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan or the Wireless Ronin Technologies, Inc. 2007 Associate Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on November 12, 2007, as reported by the NASDAQ Global Market.

EXPLANATORY NOTE
     This Registration Statement is being filed by Wireless Ronin Technologies, Inc. (the “Company”) pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 750,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which will be issued pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Equity Incentive Plan”). A total of 999,000 shares of Common Stock issuable under the Equity Incentive Plan has been previously registered pursuant to the Company’s Form S-8 Registration Statement filed with the Securities and Exchange Commission (“SEC”) on August 30, 2007 (File No. 333-145795).
     This Registration Statement also is being filed by the Company to register 300,000 shares of the Company’s Common Stock, which will be issued pursuant to the Company’s 2007 Associate Stock Purchase Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:
•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-QSB for the fiscal periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	Current Reports on Form 8-K filed on January 4, 2007; January 26, 2007; February 6, 2007; February 16, 2007 (as to Items 1.01 and 1.02 only); March 2, 2007; April 30, 2007; June 14, 2007; June 19, 2007; August 3, 2007; August 10, 2007 (as to Item 8.01 only); August 20, 2007; September 19, 2007; October 3, 2007 (as to Item 8.01 only); October 18, 2007; and November 16, 2007;

•	Current Report on Form 8-K/A filed on November 1, 2007; and

•	Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

     Our articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. We also maintain a director and officer liability insurance policy.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See “Exhibit Index.”
Item 9. Undertakings.
     (a) Rule 415 Offering. The small business issuer hereby undertakes to:
     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) Include any additional or changed material information on the plan of distribution.
Provided, however, that (i) and (ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.
     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Request For Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on November 16, 2007.

WIRELESS RONIN TECHNOLOGIES, INC.
By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chairman of the Board, President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Mack and John A. Witham, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey C. Mack Jeffrey C. Mack	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2007

/s/ John A. Witham John A. Witham	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2007

/s/ Brian S. Anderson Brian S. Anderson	Vice President and Controller (Principal Accounting Officer)	November 16, 2007

/s/ William F. Schnell Dr. William F. Schnell	Director	November 16, 2007

Carl B. Walking Eagle Sr.	Director	November 16, 2007

/s/ Gregory T. Barnum Gregory T. Barnum	Director	November 16, 2007

Signature	Title	Date

/s/ Thomas J. Moudry Thomas J. Moudry	Director	November 16, 2007

/s/ Brett A. Shockley Brett A. Shockley	Director	November 16, 2007

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Pre-Effective Amendment No. 1 to our Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

4.2	By-laws of the Registrant, as amended (incorporated by reference to our Quarterly Report on Form 10-QSB for the period ended September 30, 2007(File No. 001-33169)).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to Pre-Effective Amendment No. 1 to our Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

5	Opinion of Briggs and Morgan, Professional Association.

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signatures page).